SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 7, 2010

Guidance Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33197	95-4661210
(Commission File Number)	(IRS Employer Identification No.)

215 North Marengo Avenue, Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 626-229-9191

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

See the disclosure set forth in Item 2.01 below.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Effective May 7, 2010, Guidance-Tableau LLC (“Newco”), a wholly-owned subsidiary of Guidance Software, Inc (“Guidance”), entered into an Asset Purchase Agreement (“Purchase Agreement”) with Tableau, LLC (“Tableau”). Pursuant to the Purchase Agreement, on the same date, Newco acquired substantially all of the assets and assumed certain liabilities of Tableau, a developer and manufacturer of computer forensic hardware and software products. The assets acquired include, among others, intellectual property and other intangible rights and certain contracts with vendors and customers of Tableau.

The purchase price for this transaction was approximately $12.3 million in cash. The assets of Tableau include cash of $1.6 million. The Purchase Agreement contains representations, warranties, covenants and indemnities that are customary for a transaction of this size and nature.

The description of the Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed by Guidance as an exhibit to its Form 10-Q for the second fiscal quarter of 2010.

Item 7.01.	Regulation FD Disclosure.

On May 10, 2010, Guidance issued a press release announcing the foregoing transaction. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated May 10, 2010 (furnished pursuant to Item 7.01 of Form 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guidance Software, Inc.
(a Delaware Corporation)

/s/ VICTOR LIMONGELLI
Victor Limongelli
Chief Executive Officer, President and Director

May 10, 2010